POWER OF ATTORNEY KNOW ALL MEN BY THESE PRESENTS, that I, Greg McIntosh, do hereby constitute and appoint Michelle Altamura, Secretary of Iron Mountain Incorporated, Keely Stewart, Assistant Secretary of Iron Mountain Incorporated, Christine Zhang, Assistant Secretary of Iron Mountain Incorporated, and Luke Cummiskey, Director and Senior Counsel, each acting singly, to be my lawful attorney-in-fact for me and to do any and all acts which I could do in connection with any filings required by Section 16 of the Securities Exchange Act of 1934, including, without limitation, the preparation, signing and filing of Forms 3, 4 and 5 (“Section 16 Filings”), whether through the current EDGAR system or any successor filing system, including EDGAR Next, and to take any and all actions necessary to establish and manage EDGAR Next accounts. Among the powers granted to my attorney-in-fact are: To prepare, sign and file with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange, including the Section 16 Filings, in my name or stead, and any and all such further documents as he/she may deem necessary or advisable in order to carry out the required Section 16 Filings and the powers granted to him/her by these presents, whether through the current EDGAR system or any successor SEC filing system, including EDGAR Next, and to take any and all actions necessary to establish and manage EDGAR Next accounts. This Power of Attorney shall remain in effect until revoked by the undersigned in writing. IN WITNESS WHEREOF, I have hereunto set my hand and seal this 19th day of June, 2025. ____________________ Name: Greg McIntosh Docusign Envelope ID: 003B4A3F-4DD2-4C44-A436-BC502B8C1461